As filed with the Securities and Exchange Commission on March 28, 2001
                                                    Registration No. ________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  - - - - - - -
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                H-QUOTIENT, INC.
             (Exact name of registrant as specified in its charter)

                               Virginia 54-1945337
                        (State or other jurisdiction of)
       (I.R.S. Employer incorporation or organization Identification No.)

                               8150 Leesburg Pike
                             Vienna, Virginia 22182
                    (Address of Principal Executive Offices)
                                   (Zip Code)

                                    AGREEMENT
                             BETWEEN REGISTRANT AND
                                MICHAEL J. BLACK
                            (Full title of the plan)
                                 Douglas A. Cohn
                               8150 Leesburg Pike
                                Vienna, VA 22182

           (Name and address, including zip code of agent for service)
                                 (703) 716-0100
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
=====================================================================================================

                                            Proposed Maximum  Proposed Maximum          Amount of
Title Of Securities        Amount to be     Offering Price    Aggregate Offering        Registration
to be Registered           Registered         per Share*           Price*(1)                Fee

=====================================================================================================


Common Stock, Par Value,   395,000          $0.50             $197,500                  $ 49.38
$.0001 Per Share, Issued
Pursuant to an Employment/
Consulting Agreement with
Michael J. Black (2)       _______          ______            __________                ________
TOTAL                      395,000          $0.50             $197,500                  $ 49.38


         (1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on March 27, 2001.

         (2) Represents shares of common stock to consultant to the Company. Please refer to the Selling Shareholder section of this document.

         Cross Reference Sheet Showing Location in Reoffer Prospectus of
      Information Required by Items of Part I of Form S-3 Included Herein
                Under Cover of Form S-8, Pursuant to Rule 404(a)

Form S-3 Item No. and Heading                        Heading in Prospectus
-----------------------------                        ---------------------

1.       Forepart of the Registration Statement
         and Outside Front Cover Page
         of Prospectus.............................  Outside Front
                                                     Cover Page
1.       Inside Front and Outside Back Cover
         Pages of Prospectus.......................  Available Information
                                                     Reports to Stockholders;
                                                     Incorporation of
                                                     Certain Documents by
                                                     Reference; Table of
                                                     Content
2.       Summary Information, Risk factors and
         Ratio of Earnings to Fixed Charges........  Outside Front Cover
                                                     Page, the Company

RISK FACTORS
4.       Use of Proceeds...........................  USE OF PROCEEDS
5.       Determination of Offering Price...........  Outside Front
                                                     Cover Page;
                                                     PLAN OF DISTRIBUTION
6.       Dilution..................................  Not Applicable
7.       Selling Security Holders..................  SELLING SHAREHOLDER
8.       Plan of Distribution......................  Outside Front
                                                     Cover Page;
                                                     PLAN OF DISTRIBUTION
9.       Description of Securities to be
         Registered................................  DESCRIPTION OF
                                                     SECURITIES
10.      Interests of Named Experts and Counsel....  EXPERTS; LEGAL
                                                     OPINIONS
11.      Material Changes..........................  THE COMPANY
12.      Incorporation of Certain Information
         by Reference..............................  INCORPORATION
                                                     OF CERTAIN
                                                     DOCUMENTS BY REFERENCE
13.      Disclosure of Commission Position on
         Indemnification For Securities Act
         Liabilities...............................  INDEMNIFICATION

REOFFER
PROSPECTUS
-------------------------------------------------------------------------------
                                EXPLANATORY NOTE

H-Quotient, Inc. ("Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, par value $0.0001 per share, issued to a certain selling shareholder. Under cover of this Form S-8 is a Reoffer Prospectus the Company prepared in accordance with
Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 395,000 shares of Common Stock acquired by the selling shareholder.

                                     PART I


INFORMATION REQUIRED IN THE SECTION (10A) PROSPECTUS

         The Company will send or give the documents containing the information specified in Part I of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 9b)(1) under the Securities Act of 1933, as amended (the "1933 Act"). The Company does not need to file these documents with the Securities and Exchange Commission (the "SEC")either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.



                               REOFFER PROSPECTUS
                                H-QUOTIENT, INC.
                               8150 LEESBURG PIKE
                             VIENNA, VIRGINIA 22182
                                 (703) 716-0100

                         395,000 SHARES OF COMMON STOCK

         The shares of common stock, $0.0001 par value per share, of H-Quotient, Inc. (the "Company") offered hereby (the "Shares") may be sold from time to time by Michael J. Black (the "Selling Shareholder"). The Selling Shareholder acquired the Shares pursuant to an Employment/Consulting Agreement for executive and consulting services that the Selling Shareholder provided and is still providing to the Company.

         Any sales that may occur in transactions on the over-the-counter market maintained by NASDAQ at prevailing market prices , are subject to the volume restrictions set forth in the March 27, 2001 Agreement in which the Selling Shareholder is limited to selling a number shares equal no more than five percent (5%)of the previous days volume and further limited to 700 shares sold in sixty minute periods during the trading day, unless a change is mutually agreed to. The Company will not receive proceeds from any of the sale of the Shares. The Company is paying for the expenses incurred in registering the Shares.

         The Shares are "restricted securities" under the 1933 Act before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholder to the public without restriction. To the knowledge of the Company, the Selling Shareholder has no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

         The Company's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "HQNT". This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 19.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------
                                 March 28, 2001

                                TABLE OF CONTENTS

Where You Can Find More Information .............             1
Incorporated documents...........................             1
The Company......................................             2
Risk Factors.....................................             14
Selling Shareholder..............................             23
Use of Proceeds..................................             23
Plan of Distribution.............................             23
Experts..........................................             24
Legal Opinion....................................             24

         You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company is required to file annual, quarterly and special reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

              450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

         Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

         The SEC allows the Company to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

         The Company's Reports on Form 8-K, dated December 21, 2000, November 16, 2000 and May 31, 2000 are incorporated herein by reference. The Form 10-SB filed with the Commission on July 23, 1999 and the amendments thereto filed on August 19, 1999 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13 (c), 14 and 15 (d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

         The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Executive Officer at the Company's executive offices, located at 8150 Leesburg Pike, Vienna, Virginia 22182. The Company's telephone number is (703) 716-0100. The Company's corporate Web site address is http://www.hquotient.com.

                                   THE COMPANY

 Business

         The Company H-Quotient, Inc., is a software development company that specializes in designing, creating and marketing cost-effective custom software, information collection and intranet network systems for the healthcare industry. This includes hospitals and other healthcare facilities such as ambulatory care centers, healthcare networks, in-home care agencies, independent practice associations, clinics and extended care facilities (sometimes herein referred to as "extended care facilities"). We supply hospitals and extended care facilities with an electronic information system that provides a single access to records of a patient's care and medical history for the medical facility and its staff. This information includes a compilation and integration of data from all the various departments and many other sources within or outside the hospital or extended care facility and provides a continuing analysis and reporting of each patient's clinical treatments and results. This data can be transmitted over an Internet based Virtual Private Network to a central repository and is readily accessible to the healthcare facilities' medical staff.

         Our proprietary technology includes: the DataQual(R) software system, the DataQuotient software system with the I-Linksm interface engine and the I-Links Enterprise, a server on the hospital's or extended care facility's network which is connected to a Central Data Repository. We also provide our customers software maintenance, system designs, consulting, installation, training and support for all of our software products.

Organization and Historical Background

         H-Quotient, Inc. is a Virginia corporation, incorporated on May 12,1999, and is the successor by merger to Integrated Healthcare Systems, Inc.("IHS") which was a Delaware corporation organized in 1993 under the name of Travel Technologies International, Inc.

         Our business and assets were owned and operated by IHS until June 14, 1999, the effective date of the merger. Our principal products consist of DataQual(R), DataQuotient, the I-Linksm interface system and the I-Linksm Enterprise software system, which includes a central data repository.

         DataQual is a software system designed to capture information on quality of care, risk management, costs and other aspects of the management of patients in hospitals. DataQuotient is a software system designed to perform many of the same care oversight functions as our DataQual system in extended care facilities such as nursing homes. DataQual's and DataQuotient's companion product, I-Linksm, an interface engine, is designed to interconnect and extract data from any and all healthcare facilities information systems in the hospitals or extended care facilities.

         I-Linksm Enterprise is a system of servers installed on the hospital's or other extended care facility's local area network (LAN), which acts as an intelligent data collection system, to extract, cleanse, group and map hospital wide data. This data is then transmitted over an Internet based Virtual Private Network to a Central Data Repository. We believe there is a great need in the healthcare industry for products of this type, and we intend to exploit that need.

Industry Background

         Managed healthcare is having a significant impact on the $1 trillion healthcare industry, and this impact will, in our view, increase in the coming years. There is significant ongoing pressure to contain costs, which is changing the structure of healthcare payment from traditional fee-for-service reimbursements to contract care reimbursements such as "capitation". This is creating a demand for the continuing analysis and reporting of clinical treatments and their expected outcomes.

         To implement a program of payment based on medical outcomes, patients must be tracked on a continuous basis, and data must be readily available in flexible digital form. This permits monitoring of procedures used in patient treatment and the costs and results of those procedures. While the last 10 years have brought a dramatic improvement in medical technology, there has yet to emerge a comprehensive electronic information system providing a single accessible set of records of a patient's care to the hospital or extended care facility. The result is inefficiency, lack of coordination and, at times, danger to the patient.

         Information on patient treatments must be made accessible to doctors, nurses and other medical decision-makers in a format that will help them to do their jobs. This kind of clinical decision support requires the compilation and integration of data from many sources within and outside the hospital. We believe that this need will move healthcare providers to turn to more sophisticated and comprehensive computer-based solutions to assist in the medical management process.

         The increased demand for integrated information concerning patient care has already made itself felt. The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), the principal national accreditation organization for hospitals, and other private and government accrediting organizations require increased availability of information on such matters as the verification of physician credentials, quality improvement, risk management, access to medical records and infection control. JCAHO has coupled these increasingly stringent quality-control standards with a demand for delivery of information through electronic filings. To meet these demands, hospitals and other healthcare facilities are being forced to devote far greater attention and resources to their data gathering and reporting programs concerning the delivery of quality care than they have in the past.

         There are approximately 20,000 extended care facilities, and according to the American Hospital Association, there are now approximately 5,200 hospitals in the United States. These are our primary market focus.

Our Business Strategy

         Our long-term strategy is to become a leading provider of software information products and services in the healthcare industry by responding to the increased demand for information and data on quality of care, risk management, costs and other matters concerning the management of hospital/extended care facility patient care by the designing, development, selling and maintenance of software systems which monitor the care of patients. This will empower the hospitals to contain costs, increase efficiency, improve the quality of care and management of risk, management of patients. We intend to market DataQual, DataQuotient and I-Link Systems and other derived systems to hospitals, extended care facilities, ambulatory care centers, healthcare networks, in-home care agencies, independent practice associations and other healthcare clinics.

         Until recently we concentrated on the acute care hospital market, which constitutes over 60% of the existing market for patient care information delivery software. We have, most recently, begun to provide software systems to the extended care market. Our strategy includes the following key elements:

o Continue sales and installation of DataQual with the I-Link interface engine and provide enhancements of those products through additional research and development;

o Begin sales and installations of DataQuotient with the I-Link interface engine to extended care facilities;

o Continue sales and installation of I-Link Enterprise and the Central Data Repository and enhancements of this product through additional research and development;

o Expanded marketing of these products through direct implementation contracts and joint marketing agreements with additional hospital associations, nursing home associations and others, as well as the expansion of our direct sales efforts focused on individual and groups of hospitals and other types of healthcare facilities;

o Maintenance of our existing client base by providing support, software upgrades and consulting services;

o    Expansion of our operations through strategic mergers and acquisitions.

         Additionally we continue: (1) the marketing of these products to existing customers and future customers; (2) the installation of the products in newly licensed facilities; and, (3) the maintenance and updating of systems already installed.

Products

DataQual

         DataQual is a modular healthcare system that can supply many of a hospital's quality and risk management and analytical and reporting needs. Built around the DataQual Data Repository, a relational database that runs stand-alone or on local area networks (LANs) at the hospital, the system can gather data from all information systems in a hospital, via the I-Link interface engine. DataQual then integrates this data with pertinent quality and risk management data, performs sophisticated analysis of the data and provides reports thereon, in either paper or electronic form.

         The software system runs on an included Windows NT server, allowing it to economically meet the hospital quality improvement and risk management needs of many different size institutions. Its modular technology allows smaller hospitals to buy the DataQual components they need and add more as their needs change or their budget allows. The system is an integrated, standard-based technology, highly adaptable to changing demands.

         Additionally, the DataQual system can take the hospital's sophisticated quality and risk information that has been privacy formatted and send it, using I-Link Enterprise, over an Internet based Virtual Private Network to our Central Data Repository located at their affiliated healthcare group, to a state-wide healthcare association and/or to an insurance company for performance measurement and statistical analysis purposes.

         The DataQual system is composed of several modular systems and sub-systems:

o   DataQual - Quality Improvement System (QIS)
o   DataQual - Risk Management System (RMS)
o   I-Link interface engine

DataQual  - (QIS)

         DataQual QIS is a Windows-based, fully integrated software system, which gathers and reports data on the quality of care delivered. The system automates one of the most labor-intensive aspects of a hospital's operation: data collection, assessment, tracking and reporting. DataQual QIS tracks the entire quality improvement process from data collection, through data analysis and problem identification to final problem resolution. The major modules available with the DataQual QIS System are:

o   Quality Improvement
o   Staff Credentialing
o   Utilization Management
o   Infection Control

         Each module is priced and installable independently. This allows a hospital to configure the system according to its initial quality improvement requirements and then add other function system modules as it grows or as the need arises. The system provides vital quality of care data to hospital management and affiliated outside organizations for comparative analysis of quality against costs in an era of great concern for the total quality of the delivery of healthcare.

DataQual - (RMS)

         Tracking, comparing, reporting and evaluating the factors related to a liability risk occurrence, incident or claim within or across hospitals is the function performed by the DataQual Risk Management System (RMS). RMS brings integrated occurrence, incident and claims tracking from hospital or groups of hospitals through insurance carriers. RMS integrates into one unified risk management system:

o   Risk management
o   Staff credentialing
o   Worker's compensation features
o   Quality monitoring and adjustment
o   A risk data repository

         By capturing and tracking occurrences and incidents prior to becoming claims, a hospital and its insurance carrier can identify the steps needed to improve the quality of care delivered and, therefore, reduce risk occurrences and costs. This process improvement can have dramatic effects on the delivery of healthcare and provide significant cost savings.

         After risk related data capture at the hospital(s), DataQual- RMS can feed information, using I-Link Enterprise, via an Internet based Virtual Private Network into a Central Data Repository focused on risk, where risk information analysis and reporting is performed. This analysis can incorporate other hospitals privatized data and be shared with the hospitals for the purpose of additionally reducing the risks associated with delivering cost-effective quality healthcare.

         The DataQual Risk Management System runs on an included Windows NT server in a stand-alone or networked mode. It also is available with the I-Link interface engine, which provides non-invasive data connectivity and data interchange with any number of disparate hospital information systems available in the hospital. With I-Link in place, the entire spectrum of staff, patient and visitor information is made available for context analysis and reporting by the Risk Management System. The RMS system thus provides a unified and cost effective hospital Risk Management System.

I-Link interface engine

         I-Link interface engine connects the DataQual quality and risk hospital based data repositories to the disparate mainframe and client/server systems in most hospitals, including the new automated patient records systems. This recently redesigned interface engine is a non-invasive, intelligent software module adhering to and complying with the healthcare industry standards for electronic data interchange. I-Link is a sophisticated data capture tool, which transfers data between disparate software applications, regardless of software languages, operating systems or hardware platforms.

         We can customize I-Link to automatically query any hospital system for the specific data required and then send that data to the hospital DataQual repository. I-Link creates an interface without invading or altering host applications and without the need to know an application's software source code, file layouts or structures. I-Link is designed to fully address and resolve a broad range of real-time interface requirements within a hospital environment.

         We believe that if combined, DataQual QMS, DataQual RMS, and I-Link interface engine can meet the overall quality and risk data analysis and reporting needs of hospitals and affiliated organizations.

DataQuotient

         The DataQuotient system, like its sister system DataQual, is a modular healthcare system that can supply many of an extended care facilities quality and risk management and analytical and reporting needs. Built around a data repository, a relational database that runs stand-alone or on local area networks (LANs) at the facility, the system can gather data from any available information systems, via the I-Link interface engine. DataQuotient then integrates this data with pertinent quality and risk management data, performs sophisticated analysis of the data and provides reports thereon, in either paper or electronic form.

         The software system is a bundled software system providing complete quality and risk management for the extended care market. The System contains a substantial portion of the functionality of the DataQual modules; Quality and Risk Management, Utilization, Staff Credentialing and Infection Control, which were combined into a single, full-function extended care facility quality and risk management system. DataQuotient runs on an included Windows NT server, and the entire system can be leased on a monthly basis or purchased by the extended care facility and is priced to the market. The system is an integrated, standards-based technology, highly adaptable to changing demands of the extended care marketplace.

         Additionally, the DataQuotient system can take facilities' quality and risk information that has been privacy formatted and send it, using I-Link Enterprise, over an Internet based Virtual Private Network to our Central Data Repository located at their affiliated healthcare group, to an extended care association and/or to an insurance company for performance measurement and statistical analysis purposes.

I-Link Enterprise

         The I-Link Enterprise system automates the collection of real time hospital and extended care facilities clinical information, including DataQual and DataQuotient quality and risk information, and sends it via an Internet based Virtual Private Network to a Central Data Repository healthcare database. This virtual network, which uses an expanded version of our I-Link interface engine, changes manual service bureau healthcare systems, which only collect hospital/extended care facility billing data, into on-line, source data collection systems for groups of hospitals and extended care facilities, hospital association members or insurance company client hospitals.

         In-patient and outpatient clinical and quality and risk data is collected, corrected, encrypted and sent, using I-Link Enterprise, to a client Central Data Repository. Access to the data is then provided to affiliated hospital and extended care facilities to facilitate performance improvement and measurement strategies. Prior information collection methods utilized billing data, which are many months to years old. This timely, very accurate tactical information, which has not yet been transmuted into billing data, then becomes extremely useful strategic information available for use by all of the affiliated hospitals and extended care facilities.

I-Link Enterprise - Central Data Repository

         I-Link Enterprise is used to first gather, cleanse and map data and then populate remote Central Data Repositories with this hospital and extended care facilities information via a private and secure Internet based Virtual Private Network. The sophisticated, detailed and timely hospital/extended care facility information is privacy formatted prior to sending to the Central Data Repository. These repositories can be configured to contain information as simple as liability risk incidents, up to one containing timely, complete detailed hospital/extended care facility clinical, administrative and financial information, including the DataQual and DataQuotient quality and risk data.

         These I-Link Enterprise Central Data Repositories are used by hospital groups, extended care groups, affiliated statewide hospital and extended care organizations including hospital and extended care associations and insurance carriers, for performance improvement measurement and statistical analysis purposes.

Installation and Training

         Installation includes system design, file creation, system implementation, training, consulting and system start-up. Our installation and training procedures are designed to instruct the hospital and extended care customer in data entry, report generation and retrieval. Our operations group finalizes the testing and system acceptance by the customer. Customer training is conducted at the customer site and includes up to a proportionate number of initial product training days, depending on the system and modules purchased.

Support and Maintenance

         We provide software maintenance, system design, consulting, installation, training and support for all of our software products. Support teams, which include quality improvement nurses, registered nurses, communications and software technicians and program developers, assist customers throughout the course of their relationship with us. We also provide toll free telephone and on-site support. Software maintenance is provided to all of our customers. Along with telephone and on-site support, software enhancements are included under license contracts. Customer support personnel are available to answer questions and solve operational difficulties. The customer support group works closely with the field support personnel to solve customer problems on-site.

Sales and Marketing

         We generate sales opportunities through referrals, direct association marketing, industry specific seminars, and trade conventions. Our sales staff calls on potential customers to demonstrate the system and attempts to bring software sales to closure.

         To date, we have focused our marketing efforts on hospital and extended care associations in the United States, liability insurance companies and selected referral opportunities. We intend to continue our current marketing efforts, however, no assurance can be given that we will be able to generate sufficient funds from our operations to enable us to undertake such activities on an expanded basis.

         Management believes, based upon information received from JCAHO, that healthcare provider's efforts for continuous quality improvement and total quality management increasingly will not be limited to hospitals. Given this market trend, management intends, given adequate financial resources, to market the DataQual System to not only the hospital market segment but also to ambulatory care centers, healthcare networks, in-home care agencies, independent practice associations and clinics. We have in the past, sponsored an annual national user conference, which includes seminars and training for DataQual System users. Management believes it will continue sponsoring these conferences.

Customers

         We have installed the DataQual System in over 100 public and privately owned hospitals and currently support approximately 40 hospitals that use our systems. In addition, we have installed DataQual Systems in 29 states including Puerto Rico. Our client base ranges in bed size from 30 to over 1,500 beds.

         We market our products and services to substantially all hospitals, regardless of specialties, and all extended care facilities. We believe that the DataQual and DataQuotient Systems, including the I-Link interface engine and the I-Link Enterprise system, including the Central Data Repository, provides the flexibility required for installation in most hospitals and extended care facilities. We further believe that increasing portions of our sales of DataQual are likely to be made in hospitals with 400 beds or less and to hospital networks in both urban and rural areas. Our hospital customers include medical teaching centers, government hospitals and large hospital groups. We also believe, from our research, that the extended care marketplace is very under served in quality of care systems and will provide increasing portions of our overall system sales.

Recent Large Contract Awards

         We have been awarded a number of contracts to automate the collection of clinical healthcare information from hospitals throughout a state. The largest contract is a statewide, five-year $3.0 million contract with the Ohio Hospital Association ("OHA") to automate the collection, hospital clinical information via an Internet based Virtual Private Network, to a statewide Central Data Repository healthcare database. I-Link Enterprise, which uses this virtual private network, changes a batch hospital service bureau system, collecting billing data, into an on-line, data collection system for 189 statewide member hospitals, which are provided access to this data to facilitate performance measurement strategies.

         This agreement followed two other contracts with OHA. One to conduct the pilot phase of the 1999 Data Collection System, which was successfully completed, and one to process their 1998 data, which was completed successfully.

         The second contract awarded is to automate the collection of hospital risk incidents and to then implement a centralized risk management and quality improvement system for the member hospitals of the Alabama Hospital Association Trust (AHAT).

         This project creates an Internet based Virtual Private Network risk management and quality improvement healthcare data collection system for 85 statewide hospitals. This will create the first statewide, Internet-based healthcare risk and quality data collection and management system of its kind. With this system, we are transforming a statewide manual, risk data submission process into a fully automated one, extending on into a system utilizing DataQual and DataQuotient to provide full quality improvement and measurement.

         By providing AHAT and its member hospitals and extended care facilities with Internet access to a statewide, central source of timely risk event and quality improvement information, we are producing a significant increase in the hospitals and extended care facilities querying, tracking, reporting and improvement capabilities. This combination of I-Link Enterprise and the DataQual and DataQuotient System gives the AHAT members extensive tools to improve the delivery of healthcare throughout the State of Alabama.

         We also have signed a comprehensive marketing agreement with a state hospital association. The first of its kind is with the Center for Health affairs, Inc., a wholly owned subsidiary of the New Jersey Hospital Association. ("NJHA") Under the agreement, the Princeton-based Center for Health Affairs will market DataQual, Quality and Risk Management Systems; along with the new I-Link interface engine to the 84 acute care members of the NJHA.

         DataQual will be the tactical, quality improvement engine providing NJHA's hospital members with staff credentialing, utilization review, risk management and infection disease control functions, which are so integral to a hospital's quality management activities. The joint marketing plan is to extend the DataQual System into a statewide total quality improvement program for the members of NJHA's Center for Health Affairs.

Competition

         The market for healthcare information systems is highly competitive. We believe the principal competitive factors include the breadth and quality of system and product offerings, access to proprietary data, the proprietary nature of methodologies and technical resources, price and the effectiveness of marketing and sales efforts.

         We compete with larger vendors such as McKesson HBOC, Inc., HCIA, Inc. and Eclipsys, Inc., and with vendors whose sizes are similar to ours, such as Medical Information Data Systems, Inc. ("MIDS"), Cantor and Associates and LANDACORP. DataQual competitors include McKesson HBOC, Inc., offering a quality and risk overview only competing system; and MIDS, Cantor and Associates and LANDACORP offering similar systems, but non-modular systems. I-Link Enterprise competitors include HCIA, Inc. offering batch data collection services to hospital associations and state governments and; Eclipsys providing central data repositories along with a DataQual competing product.

         Some of the our existing and potential competitors have significantly greater research, development, financial, technical, marketing and personnel resources and more extensive business experience than we do. As the market for our products and services further develops, additional competitors may enter the market and competition may intensify. There can be no assurance that we will be able to maintain the quality of our software information products and services relative to those of our competitors or continue to develop and market our systems and services effectively or to compete successfully in new markets. We are not aware of any recent announcements made on behalf of any of our competitors or recent entrants into the healthcare information systems market, which, in either case, would have a material adverse impact on our operating results or financial position.

Software Research and Development

         We conduct research and development to enhance and expand our existing product offerings. The open, modular design of the both the DataQual and DataQuotient Systems allows us to develop additional features rapidly and to modify the systems to accommodate customers in different environments. I-Link Enterprise development utilizes similar modularity and object oriented programming strategies.

         Research and development priorities are derived from a combination of strategic marketing requirements and customers' requests for additional capabilities. New modules and enhancements are coordinated to optimize the system as a whole and to ensure complete integration of the various applications. We plan to continue development of the DataQual and DataQuotient Systems with the I-Link interface engine and I-Link Enterprise, with the Central Data Repository by continuing to expand the system's oversight and reporting capabilities and information monitoring capabilities. This research and development effort is focused on both existing products and new product offerings. Although most of our products have been developed internally, we believe that we can respond to changing market requirements more quickly by acquiring complementary products or by licensing them for distribution either as elements of our developed products or under private labels.

         The healthcare software industry is subject to rapid technological advances and changes in client requirements. Our future success will depend to a substantial degree upon our ability to enhance our current products and develop and introduce new products that keep pace with technological developments, respond to evolving client requirements, and continue to achieve market acceptance. (See "Certain Factors That May Affect Future Results.... Dependence
on Limited Number of Products-Need for New Technology" and "Risks of Our Business - New and Uncertain Markets").

Intellectual Property

         We regard the technology incorporated in our products as proprietary. However, like many other software companies, we do not hold any patents and rely upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect our rights in the software products. To date, our policy has been to pursue copyright protection for the software and related documentation. We have copyright and trademark registration in the United States for "DataQual" and "I-Link". In addition, our key employees and independent contractors and distributors are required to sign nondisclosure and secrecy agreements. Despite our efforts to protect these proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and we may not be able to determine whether or the extent, if any to which piracy of our software products may exist.

         It may be possible for unauthorized third parties (including competitors) to copy aspects of our products, whether or not in violation of our rights. We believe that because of the complexity of the technical know-how accumulated and possessed by us, our software management, key personnel, and the rapid pace of technological change in the healthcare software industry, legal protection is a less significant factor in our success than the knowledge, ability and experience of our employees, the frequency of product enhancements and the timeliness and quality of support services that we provide. DataQual, DataQuotient, I-Link and I-Link Enterprise generally are sold pursuant to software license agreements, which, in most cases, grant customers a nonexclusive, nontransferable license to use our products at a specified site and contains terms and conditions prohibiting the unauthorized reproduction or transfer of our products.

Government Regulation

         Our products and services are not currently subject to government regulation. However, the United States Food and Drug Administration ("FDA") has promulgated a draft policy for the regulation of certain computer products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. To the extent that computer software is considered a medical device under the policy, computer software manufacturers could be required, depending on the product, to (i) register and list their products with the FDA, (ii) notify the FDA of, and demonstrate to the FDA, the product's substantial equivalence to other products on the market before marketing such product, and/or (iii) obtain FDA approval of such product by demonstrating safety and effectiveness before marketing the product. In addition, such products would be subject to other statutory controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA's policy with regard to computer software, we expect that, whether or not the draft is finalized, the FDA is likely to become increasingly active in the regulation of computer software intended for use in clinical settings.

         The United States healthcare industry is subject to extensive government regulation relating to such matters as facility expansion, capital expenditures and reimbursement policies. There can be no assurance that reimbursement for our systems and services will be or continue to be available or that future reimbursement policies of Medicare, the Healthcare Maintenance Organizations ("HMO") and other third party payers will not adversely affect our ability to sell our systems and services on a profitable basis. The effect of future legislation and government regulation upon prospective clients may, in certain circumstances, have a material adverse effect upon our business. Conversely, changes in the regulatory environment have increased, and may continue to increase, the needs of healthcare organizations for cost-effective information management, thereby increasing the demand for our products and services. In addition, comprehensive federal healthcare reform legislation could, depending on the form in which such legislation may in the future, be enacted, have a substantial impact on our business. We cannot predict the impact, if any, of future legislation and government regulation on our business.

Product Warranty

         We provide a limited warranty for a period of 90 days that our software is free from defects in material and workmanship and operates substantially in accordance with functional specifications. We are not responsible for any defect caused by the user having made any changes or misused or damaged its programs or for damages in excess of amounts paid by the user to us. To date we have not experienced any financial loss due to our warranties and, to our knowledge, there have been no warranty claims filed or threatened. See "Certain Factors That May Affect Future Results... - Risk of Product Defects; Product Liability"

Compliance with Environmental Laws

         We have had no need to spend monies on compliance with local, state or federal environmental laws.

                                  RISK FACTORS

         In this section we highlight some of the risks associated with the Company's business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Re-offer Prospectus.

Forward-Looking Statements and Associated Risks

         Management believes the information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following Risk Factors include, among other things, cautionary statements with respect to certain forward-looking statements, including statements of certain risks and uncertainties that could cause actual results to vary materially from the future results referred to in such forward-looking statements.

Company in Initial Stages

         While we have been in existence for over seven years, we only entered the production stage in 1999 for our principal products, DataQual and DataQuotient with the interface engine and I-Link Enterprise with its Central Data Reporting. To continue to grow and become profitable: we must promptly complete the upgrade installations of DataQual in the presently licensed locations while continually adding new licensees; through the assistance of our marketing partners, sell and install new DataQual Systems; sell and install new DataQuotient Systems, complete the installation of I-Link Enterprise for the Ohio Hospital Association and Alabama Hospital Association.

We Have a Limited Operating History
Upon Which You May Evaluate Us

         We began operations in 1993. As a result, any evaluation of our prospects and us will be based on a limited operating history. In addition, our products have been recently developed and marketed and our business strategy has been revised. Consequently, our historical results of operations may not give you an accurate indication of our future results of operation or prospects.

We May Require Additional Financing

         We believe our cash reserves, other existing sources of capital and cash generated form operations will be adequate to fund our operations. In the event we accelerate our expansion plans we may seek additional financing. Our inability to obtain the necessary capital or financing to fund future expansions could materially and adversely affect our business, results from operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If additional funds are raised by issuing equity securities, stockholders may incur dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or otherwise limit the development, or sale of our software products, which could materially and adversely affect our business, results of operations and financial condition.

Our Inability To Manage Growth Could Hurt Our Business

         We currently plan to expand our technical, sales and marketing operations. Our ability to compete effectively and to manage our growth, if any, is dependent upon implementing systems, and training and managing our employees. We may not be able to implement these action items in a timely manner or at all. Our inability to manage growth effectively could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will achieve our planned expansion goals, acquire new contract awards, develop and market new products, manage our growth effectively, or operate and service our existing and new business profitably.

         The Successful completion of these expansion projects is subject to significant risks, including the following:

o   cost overruns and delays
o   timely delivery of equipment
o   hiring and training additional employees
o   equipment breakdowns
o   lower product quality

         The failure to achieve increased levels of productivity could materially and adversely affect our business, results of operations and financial condition.

We Face Substantial Competition

         The market for healthcare information systems is fragmented but highly competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and we believe that the Company's ability to compete depends upon many factors within and beyond its control. We believe the principal competitive factors include the breadth and quality of software systems and product offerings, access to proprietary data, the proprietary nature of our methodologies and technical resources, pricing and the effectiveness of marketing and sales efforts.



Leveraged Transactions

         There is a possibility that any acquisition of a business opportunity by the Company may be leveraged, i.e., the Company may finance the acquisition of the business opportunity by borrowing against the assets of the business opportunity to be acquired, or against the projected future revenues or profits of the business opportunity. This could increase the Company's exposure to larger losses. A business opportunity acquired through a leveraged transaction is profitable only if it generates enough revenues to cover the related debt and expenses. Failure to make payments on the debt incurred to purchase the business opportunity could result in the loss of a portion or all of the assets acquired. There is no assurance that any business opportunity acquired through a leveraged transaction will generate sufficient revenues to cover the related debt and expenses.


Dependence on Key Personnel

         As a small company, we are highly dependent on certain key employees, in particular on Douglas A. Cohn, its Chairman, President and Chief Executive Officer. Alan W. Grofe, the former President and Chief Operating Officer whose employment with us terminated on December 31, 2000.

         The loss of Mr. Cohn without a qualified replacement would have a material adverse effect on our ability to conduct operations.

         We have not purchased "key man" insurance policies on any officers. We do not have employment agreements with any of our officers or directors, and as a result, there is no assurance that they will continue to manage the Company in the future.

Our Success Is Dependent On Our Key Personnel;

         We believe that our success will depend on continued employment of our personnel and the management team. If one or more members of our executive management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could me materially adversely affected if we could not find qualified replacements.

         Our success also depends on having trained technical engineers. We will need to continue to hire additional personnel as our business grows. Competition for qualified technicians personnel is strong everywhere. Our business, financial condition and operating results will be materially adversely affected if we cannot hire and retain suitable technical personnel.

Loss Of Control By Present Management And Stockholders

         The Company may consider an acquisition in which the Company would issue as consideration for the business opportunity to be acquired an amount of the Company's authorized but unissued Common Stock that would, upon issuance, represent the great majority of the voting power and equity of the Company. The result of such an acquisition could be that the acquired company's stockholders and management would control the Company, and the Company's management could be replaced by persons unknown at this time. Such a merger would result in a greatly reduced percentage of ownership of the Company by its current shareholders.

History Of Losses And Accumulated
Deficit

         We have had continuous losses from operations and an accumulated deficit for our entire history. As of September 30, 2000 we had an accumulated deficit of approximately $8,272,195 (unaudited) with net income after extraordinary income of $2,352,278 (unaudited). Losses from operations for the years ended December 31, 1998 and December 31, 1999 were $1,701,561 (audited) and $230,019 (audited) respectively.

We Have Not Paid, And Will Not Pay Cash Dividends

         We have not paid cash dividends on our common stock and have no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to reinvest in the Company. See "Dividends."

No Assurances Of Success Or Profitability

         There is no assurance that the Company will generate revenues or profits, or that the market price of our common stock will be increased thereby.

Provisions Of Our Articles Of the Company Incorporation, Bylaws, and Virginia Law Could Make Acquisition Difficult

         We are a Virginia corporation, Anti-takeover provisions of Virginia law, could make it more difficult for a third of us party to acquire control of us, even if such change in control would be beneficial to shareholders. In addition, our articles of incorporation provide that our Board of Directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us, even if doing so would be beneficial for our shareholders.


Regulation of Penny Stocks

         At the present time, the Company's common stock is not listed on the Nasdaq stock market or on any national stock exchange. Although dealer prices for the Company's common stock are listed on the OTC Bulletin Board, trading has been sporadic and limited since such quotations first appeared on or about April 16, 1996.

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires special disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock". Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share and is not listed on The Nasdaq or a major stock exchange. These regulations subject all broker-dealer transactions involving such securities to the special "Penny Stock Rules" set forth in Rule 15g-9 of the Securities Exchange Act of 1934 (the "34 Act"). It may be necessary for the Selling Shareholders and the Underlying Share Selling Shareholders to utilize the services of broker-dealers who are members of the NASD. The current market price of the Company's Common Stock is substantially less than $5. Accordingly, any broker-dealer sales of the shares being registered hereunder, as subject to the Penny Stock Rules. These rules affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market, if such a market should ever develop.

         The Penny Stock Rules also impose special sales practice requirements on broker-dealers who sell such securities to persons other than their established customers or "Accredited Investors". Among other things, the Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale.

         In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Disclosure also has to be made about commissions payable to both the broker-dealer and the registered representative and the current quotations for the securities. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         Accordingly, for so long as the Penny Stock Rules are applicable to the Company's common stock, it may be difficult to trade such stock because compliance with such Rules can delay and/or preclude certain trading transactions. This could have an adverse effect on the liquidity and/or price of the Company's common stock.

         Shareholders should be aware that, according to Securities and Exchange Commission release No. 34-329093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
(v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The Company's management is aware of the abuses that have occurred historically in the penny stock market. Although the Company does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.

Risks of our Business

Our Success Depends On Protection Of Our Intellectual Property

         The success and competitiveness of our products depend in part upon our ability to protect our current and future technology through a combination of trademark, trade secret and unfair competition laws.

         We cannot be certain that we were the first creator on the technology covered by pending trademark or service mark applications or the first to file such applications on such technology. Applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States. We cannot ensure the following:

o Our existing trademark or service marks will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us foreign intellectual property laws will protect our intellectual property.

o Others will not independently develop similar products, duplicate our products or design around any of our technology or trade secrets

         We enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and distributors, licensees and generally control access to and distribution our proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

         Policing unauthorized use of intellectual property is difficult. The laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology or trade secrets or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Litigation may result in substantial costs and diversion of resources, either of which could have a material and adverse effect on our business, results of operations and financial condition.

We Must Keep Pace with Healthcare Changes

         The markets for our healthcare products are characterized by changing technology. While we believe we have developed state of the art software data systems for healthcare applications, our future success will depend in large part on our ability to keep pace with advancing healthcare requirements and needs.

         In addition we believe that there are a variety of competing software systems under active development by other companies. There is the risk that our development efforts will be rendered obsolete by software and technological advances of others or that other software systems or technologies will prove more advantageous for the commercialization of healthcare products. We believe that to remain competitive in the future, we will need to invest significant financial resources in research and development.

Dependence On Limited Number Products-Need For New Technology


         Of our business is almost exclusively dependent at this time on three products, the DataQual System, with its I-Link interface engine and I-Link Enterprise, with its Central Data Repository, and DataQuotient. Although we plan to diversify our product line for the healthcare industry by developing new software applications to market to existing and new customers, the bulk of our sales during the next few years will come from these three products. In evaluating the DataQual, I-Link Enterprise and DataQuotient systems, investors and shareholders should also be aware that we have a registered copyright on the DataQual System and a registered service market on I-Link. As advances occur generally in the fields of networking of computers and integration of database information, we will need to keep pace by continuing to enhance DataQual and its I-Link interface engine and I-Link Enterprise with its Central Data Repository to accommodate these developments. Our failure to enhance our products or even develop and introduce new products in a timely fashion could materially adversely affect our business, results of operations and financial condition. There can be no assurance that we will succeed in doing so.

New And Uncertain Markets

         The markets for healthcare software and services are relatively new, and it is difficult to predict the rate at which these markets will grow or whether new or increased competition will result in market saturation. If demand for healthcare software products fails to grow, or grows more slowly than anticipated, or if the market becomes saturated with competitors, our operations will be materially and adversely affected.

Increasing Competition

         There are limited barriers to entry in the healthcare software industry in which we operate. This market is extremely competitive and can be significantly influenced by the product developments and pricing decisions of its largest participants. We have at least three active competitors that are now selling patient information management systems similar to DataQual and competitors selling statewide patient hospital billing information systems and services similar to I-Link Enterprise. Others may appear in the future as the advantages of this kind of healthcare patient information database aggregation and integration and reporting system become apparent to hospitals and others in the healthcare management field. Many of our potential competitors are large software development and marketing companies who are fully capable of developing new software products that would offer substantial competition to DataQual, DataQuotient and I-Link Enterprise. There can, therefore, be no assurance that we will have the financial resources, technical expertise marketing and support capabilities to continue to compete successfully in this market. We believe the principal competitive factors in the market for Healthcare data collection and storage are:

o   long-term stability and reliability product performance
o   ease of handling and installation
o   product quality
o   reputation

Government Regulation

         The confidentiality of patient records and the circumstances under which these records may be released are subject to substantial governmental regulation governing both the disclosure and use of this information. While we believe that the DataQual, DataQuotient and I-Link Enterprise Systems comply with existing rules in substantially all jurisdictions, additional, more restrictive rules governing the dissemination of medical record information may require substantial changes in the Systems in the future and result in substantial costs to us. In addition, the U.S. Food and Drug Administration (the "FDA") have promulgated a draft policy for the regulation of certain computer products as medical devices. It is not possible at this time to anticipate the final form of the FDA's policy with regard to computer software, but we expect that, whether or not this draft policy is finalized, the FDA is likely to become increasingly active in regulating software intended for use in the healthcare industry. Our products could become subject to extensive regulation by the FDA.

Risk of Product Defects; Product Liability

         Software products as complex as those offered by us might contain undetected errors or failures when first introduced or when new versions are released. Although we have not experienced material adverse effects resulting from any errors to date, there can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in new versions of our products after commencement of shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon our business, operating results and financial condition. Although we do not maintain an "errors and omissions" insurance policy, our license agreements with our customers typically contain limited warranty provisions designed to limit our exposure to potential product liability claims. While we have not experienced product liability claims to date, the license and maintenance of our software products may entail the risk of successful claims. A successful product liability claim brought against the Company could have a material adverse effect on our business, operating results and financial condition.

Potential Fluctuations in Periodic Results

    Our revenues may be subject to significant variation from period to period due to the discretionary nature of healthcare software purchases and will be difficult to predict. Further, although our product line includes products with sales prices from $15,000 to over $200,000, the majority of our revenue is expected to be derived from products with sales prices from $15,000 to $120,000. Product revenues are difficult to forecast because the market for business healthcare software products is evolving, and our sales cycle may vary substantially with each customer.

Out Future Operating Results Are Likely to Fluctuate

         Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

o the timing of orders from, and installation contracts, to significant customers
o the timing of new product introductions and product enhancements by us or our competitors
o   variations in the mix of products sold by us or our competitors
o   the timely payment of our invoices
o possible decreases in average the prices of our products in response to competitive pressures
o   market acceptance to new and enhanced versions of our products
o   fluctuations in general economic conditions

         Due to all of the foregoing factors, we do not believe that period-to-period comparisons or our historical results of operations are indications of future performance. Furthermore, it is possible that in some future quarters our results of operations may fall below the expectations of securities analysts and investors. In such event, the price of our stock on the OTC Bulletin Board will likely be materially and adversely affected.

Our Stock Price is Volatile

         The market for securities of software technology companies, including ours, has been highly volatile. The market price of our common stock has fluctuated between $0.42 and $ 7.06 from January 1, 1999 to February 14, 2001, and the last sale price was $.50 on March 27, 2001. It is likely that the price of our common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:


o  responses to quarter-to quarter variations in operating results
o announcements of technological innovations or new products or enhancements by us or our competitors
o  failure to meet securities analysts' estimates
o  changes in financial estimates by securities analysts
o  conditions, trends or announcements in the software and healthcare industries
o announcements or significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors
o  additions or departures of key personnel
o  sales of common stock
   accounting pronouncements or changes in accounting rules that effect our financial statements
o  external factors and events beyond our control

         In addition, the stock market in general, and the market for software and technology-related stocks in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

         Investors may be unable to resell their shares of our common stock at or above their purchase price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs, a diversion of management's attention and resources and a material adverse effect on our business and financial condition.

External Factors Could Affect Our Common Stock Trading Price

         Fluctuations in the trading price of our common stock and purchase warrants may result from a number of factors, some of which are beyond our control, including:

o general economic and stock market conditions actual or anticipated fluctuations in our operating results;

o changes in expectations as to our future financial performance or changes in financial estimates by securities analysts;

o earnings and other announcements by, and changes in market valuations of other comparable companies and

o    trading of our common stock and purchase warrants.

Exercise of Common Stock Purchase Warrant May Have a Dilutive Effect

         As of the date of this prospectus there were approximately 3,086,123 common stock purchase warrants outstanding. These warrants will be exercisable from a one to five year period at exercise prices ranging from $.75 to $5.00 per share from a period beginning May 1995 to December 2004. Certain of these warrants may have dilutive effects because holders of the warrants would be given the opportunity to profit from a possible rise in the market price of the underlying securities with a resulting dilution in the interests of our other security holders and future investors.

         We have also agreed, at the request of the holders of the warrants, under certain circumstances, that we will register under federal and state securities laws the Warrants or the securities underlying the Warrants. Exercise of these registration rights may involve substantial expense to us. Exercise of these registration rights may adversely affect the price of the common stock.

                               SELLING SHAREHOLDER

         All the shares of common stock (the "Shares") being offered hereunder by Michael J. Black were acquired by him pursuant to the terms of an Employment/Consulting Agreement dated as of January 1,1998, and amended November 16, 1999 (the "Employment/Consulting agreement") which is an individually negotiated written compensation agreement pursuant to which the selling shareholder formerly served as Chief Executive Officer, Chief Financial Officer, Secretary and as a Director. The underlying shares of the warrants issued pursuant to the Employment/Consulting Agreement have been issued for bona fide services not in connection with the offer or sale of securities in a capital raising transaction. For the purposes of this Reoffer Prospectus, all of the shares being registered hereunder are "restricted shares" insofar as they were issued to a former officer of the Company under the Employment/Consulting Agreement pursuant to a Securities Act exemption prior to their inclusion in a registration statement on Form S-8, of which this Reoffer Prospectus is a part.

         In addition, the Selling Shareholder by Agreement dated March 28,
2001 has agreed to limit the daily volume to no more than five percent (5%) of the previous days volume and to limit the number of shares to 700 shares traded in sixty minute periods during the trading day in regard to sales that may occur in transactions on the over-the-counter market maintained by NASDAQ.

         Prior to the offering he has owned 1,165,765 shares of common stock of the Company and will own 790,765 shares thereof after the offering or 3.0% of the Company's issued and outstanding common stock after completion of the offering.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder.

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered through this prospectus may be sold from time to time, by or for the Selling Shareholder in one or more transactions in the public market on the Over-the-Counter ("OTC") market, in privately negotiated transactions, or in a combination of those transactions. These sales may be either at fixed prices which may be changed, at market prices or at negotiated prices. The Shares may be sold directly by the Selling Shareholder, acting as principal for his own account or may be sold through brokers, dealers or other agents designated from time to time by the Selling Shareholder. The brokers, dealers or agents may recieve compensation in the form of customary, brokerage commissions or concessions from the Selling Shareholder or purchaser of the Shares. We anticipate that there will be no underwriting commissions or discounts payable with respect to these transactions, other than brokers commissions or fees customarily paid on these types of transactions, which commission and fees will be borne by the Selling Shareholder.

         The Selling Shareholder has not offered or sold any shares of the Company's Common Stock pursuant to a registration statement on Form S-8 within the three-month period preceding the date hereof. The number of shares offered hereunder by the Selling Shareholder, represents approximately 2% of the total number of shares, of the Company's common stock presently issued and outstanding. Subject to the terms set forth in the March 28, 2001 Agreement described above in the Selling Shareholder section, regarding sales that may occur in transactions on the over-the-counter market maintained by NASDAQ, the Selling Shareholder must utilize the services of broker-dealers, acceptable to both the Selling Shareholder and the Company, none of whom will act as underwriters with respect to sales of the Shares. The names of any such broker-dealers, who have yet to be identified will be set forth in a supplement to this Prospectus, to the extent required.


                                     EXPERTS

         The financial statements and schedules of the Company and its subsidiaries included in the Company's Annual Report on Form 10-KSB, for the fiscal years ended December 31, 1999 and December 31, 1998, respectively, have been examined by, Kaufmann, Davis, PC, Certified Public Accountants, and such financial statements and schedules are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL OPINION

        The legality of the Shares offered hereby has been passed upon for the Company by H. Melville Hicks, Jr., 551 Fifth Avenue, Suite 1625, New York, New York 10176 its corporate and securities counsel.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3. Incorporation of Documents by Reference. The following documents are incorporated by reference in this registration statement:

         (a) General Form For Registration of Securities of Small Business Issuer on Form 10-SB and all Exhibits thereto filed pursuant to Section 12 (g) of the Exchanges Act of 1934, as amended (the "1934 Act").

         (b) Registrant's Annual Report on Form 10-KSB and all Exhibits thereto for the fiscal years ended December 31, 1998 and December 31, 1999, filed pursuant to Section 15(d) of the 1934 Act.

         (c) Registrant's quarterly reports on Forms 10-QSB for the fiscal quarters ended September 30, 1999, March 31, 2000, June 30, 2000 and September 30, 2000 filed pursuant to Section 15(d) of the 1934 Act.

         (d) Registrant's Current Reports on Form 8-K dated May 31, 2000, November 16, 2000 and December 31, 2000 filed with the Commission.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c),14, and 15(d) of the 1933 Act and Sections 13(a), 13(c), and 14 of the 1934 Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Item 4.  Description of Securities.

         The authorized capital stock of the Company consists of ninety million (90,000,000) shares of common stock, par value $.0001 per share and ten million (10,000,000) shares of preferred stock, par value $.0001 per share. As of December 31, 1999 (audited) and September 30, 2000 (unaudited) there were twelve million four hundred thousand eight hundred sixty six (12,464,866) (audited) and nineteen million seven hundred thirty five thousand five (19,735,005) shares of Common Stock issued and outstanding, respectively. All shares of stock may be issued for such consideration and have full voting powers. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolution adopted by the Company's board of directors pursuant to authority vested in the Company's Certificate of Incorporation.

         The Company's Board of Directors may determine the times when, the term under which and the consideration for which the Company shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration from the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by the Company.

         The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no pre-emptive, conversion or redemption privileges, no sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote for each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or person to the board of directors of the Company.

         Item 5.  Interest of Named Experts and Counsel.

      Kaufmann Davis, PC., Certified Public Accountants, auditor (for the years ended December 31, 1999 and December 31, 1998), does not have any beneficial interest in the common stock of the Company. H. Melville Hicks, Jr., counsel to the Company has a beneficial interest in 6,358 shares of the common stock of the Company which is held in the H. Melville Hicks, Jr. Profit Sharing Plan, and 100,000 warrants exercisable into 100,000 shares of the Company's common stock at $1.00 per share.

         Item 6.  Indemnification of Directors and Officers.

      The Articles of Incorporation and By-laws of the Company provide that each director or officer, whether or not in office, shall be indemnified to the fullest extent permitted by the Code of Virginia, which in general provides that a director or officer shall be indemnified for any action or conduct in his or her official capacity in behalf of the Company, except against (i) his or her willful misconduct, or (ii) a knowing violation of the criminal law.

      The Company is entitled under the Code of Virginia to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in any capacity.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Except to the extent herein above set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such.

         Item 7.  Exemption From Registration Claimed.

      The Shares were issued for advising and consulting services rendered or to be rendered. This sale was made in reliance on the exemption from registration requirements of the 1933 Act contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sales".

         Item 8.  Exhibits.

      The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit No.       Item
-----------       ----
4.2               Employment/Consulting Agreements dated as of
                  January 1, 1990 and November 16, 1999 between
                  Registrant and Michael J. Black

4.3               Letter Agreement between Registrant and Michael J.
                  Black dated March 28, 2001

5.2               Opinion of H. Melville Hicks, Jr., Esq.
                  regarding the legality of the securities being registered under this Registration
                  Statement

23.3 Consent of Kaufman Davis, PC, Certified Public Accountants regarding the incorporation by reference of the annual report on Form 10KSB of the Registrant for the years ended December 31, 1999 and December 31, 1998


         Item 9.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3)of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

         (2)That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15 (d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Virginia on the 28th day of March 2001.

                                                     H-QUOTIENT, INC.
                                                     By s/ Douglas A. Cohn
                                                     ---------------------
                                                     Douglas A. Cohn
                                                     President and Chief
                                                     Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                   Date

s/ Douglas A. Cohn            President & CEO         March 28, 2001
----------------------
Douglas A. Cohn

s/ J. Brian Copley            Secretary, Treasurer    March 28, 2001
----------------------
J. Brian Copley

Majority of the Board of Directors:

s/ Douglas A. Cohn            Chairman and Director   March 28, 2001
----------------------
Douglas A. Cohn

s/ J. Brian Copley            Director                March 28, 2001
----------------------
J. Brian Copley

s/ Jack N. Anderson           Director                March 28, 2001
----------------------
Jack N. Anderson

                                INDEX TO EXHIBITS

Exhibit Number    Description of Documents
--------------    ------------------------

4.2 Employment Agreement and Consulting Agreement dated as of January 1, 1998 and November 15, 1999 between the Registrant and Michael J. Black

4.3 Supplemental Agreement between the Registrant and Michael J. Black, dated March 28, 2001 to the Employment Agreement and Consulting Agreement

5.2 Opinion of H. Melville Hicks, Jr., Esq. regarding the legality of the securities being registered under this Registration Statement

24.1              Consent to Kaufmann Davis, PC.,
                  Certified Public Accountant Independent
                  Auditors for the Company.

24.2              Consent of H. Melville Hicks, Jr. Esq.
                  counsel for the Company (set forth in the opinion of counsel included as Exhibit 5.2).